UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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MEMORIAL PRODUCTION PARTNERS LP

(Name of Registrant as Specified In Its Charter)

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MEMORIAL PRODUCTION PARTNERS LP

500 Dallas Street, Suite 1800

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON DECEMBER 4, 2015

To the common unitholders of Memorial Production Partners LP:

On behalf of the Board of Directors of Memorial Production Partners GP LLC (the “Board of Directors”), the general partner of Memorial Production Partners LP, you are cordially invited to attend the Special Meeting of Unitholders of Memorial Production Partners LP, which will be held at the Doubletree Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002 on December 4, 2015, at 9:00 a.m. local time. At this important meeting, you will be asked to consider and vote upon the following proposals:

●	a proposal (the “LTIP Proposal”) to approve an amendment (the “First Amendment”) to the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “LTIP,” and together with the First Amendment, the “Amended LTIP”), which provides, among other things, for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP to 5,225,000 common units; and

●	a proposal to approve the adjournment of the special meeting to a later date or dates (the “Adjournment Proposal”), if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal.

The Board of Directors has unanimously approved the First Amendment. The Board of Directors believes the Amended LTIP is in the best interests of Memorial Production Partners LP and its common unitholders and unanimously recommends that the common unitholders approve the LTIP Proposal.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the special meeting, you are urged to vote your common units electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. The proxy provides common unitholders the opportunity to vote on the LTIP Proposal and the Adjournment Proposal. Voting your common units electronically, via the Internet or by telephone, or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

The Amended LTIP will not be effective unless approved by the common unitholders. We are seeking common unitholder approval pursuant to NASDAQ Global Market requirements. The LTIP Proposal will not be effective unless it is approved by a majority of the votes cast at the special meeting by common unitholders. The Board of Directors has set the close of business on October 9, 2015 as the record date for determining common unitholders that are entitled to receive notice of and to vote at the special meeting and for any adjournments thereof. On the record date, there were 82,930,486 common units outstanding. For each proposal, each common unitholder is entitled to one vote for each common unit owned at that time.

The Board of Directors unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors, Jason M. Childress Vice President, General Counsel and Corporate Secretary

Houston, Texas

October 20, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON DECEMBER 4, 2015

This Notice of Special Meeting and Proxy Statement are available free of charge at http://www.proxyvote.com.

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MEMORIAL PRODUCTION PARTNERS LP

500 Dallas Street, Suite 1800

Houston, Texas 77002

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS

We have furnished this proxy statement to you because the board of directors of Memorial Production Partners GP LLC, a Delaware limited liability company (our “general partner”), is soliciting your proxy to vote at the special meeting of holders of common units representing limited partner interests (“common units”) in Memorial Production Partners LP, a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), to be held on Friday, December 4, 2015, at 9:00 a.m. local time, at the Doubletree Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002 (the “Special Meeting”). By granting a proxy, you authorize the persons named in the proxy to represent you and vote your common units at the Special Meeting or any adjournment or postponement of the Special Meeting. If you attend the Special Meeting, you may vote in person. If you are not present at the Special Meeting, your common units may be voted only by a person to whom you have given a proper proxy.

We provide access to our proxy materials to our unitholders on the Internet. Accordingly, on or about October 20, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our common unitholders. Common unitholders will have the ability to access the proxy materials, including this proxy statement and voting instructions, on the website referred to in the Notice of Availability or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice of Availability.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is the purpose of the Special Meeting?

At the Special Meeting, our common unitholders will act upon a proposal (the “LTIP Proposal”) to approve an amendment (the “First Amendment”) to the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “Original LTIP” or “LTIP,” and together with the First Amendment, the “Amended LTIP”), which provides, among other things, for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Original LTIP. A copy of the First Amendment is attached to this proxy statement as Exhibit A. Common unitholders may also be called to act on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal (the “Adjournment Proposal”). The Adjournment Proposal is further described in Proposal 2 below.

When and where is the Special Meeting?

The Special Meeting will be held on December 4, 2015, at 9:00 a.m. local time, at the Doubletree Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002.

What is the recommendation of the board of directors?

The board of directors of our general partner recommends that you vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Who is entitled to vote at the Special Meeting?

All of our common unitholders of record at the close of business on October 9, 2015, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. Each common unitholder that attends the Special Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. The number of common units outstanding as of the record date will be used in determining whether a quorum is present at the meeting.

What constitutes a quorum?

The holders of a majority of the outstanding common units represented in person or by proxy shall constitute a quorum at the Special Meeting. Your common units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of such common units held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions and broker non-votes in respect of the LTIP Proposal must be greater than 50% of the total number of our outstanding common units to satisfy the quorum requirement.

How many votes does it take to approve the proposals?

If a quorum of common unitholders is present at the meeting, under the NASDAQ Stock Market Rules the affirmative vote of a majority of the votes cast at the Special Meeting by common unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions will count as votes cast. Thus, abstentions will have the effect of a vote against the LTIP Proposal.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the Special Meeting. Abstentions have the effect of a vote against the Adjournment Proposal.

If my units are held in “street name” by my broker, will my broker vote my units for me?

No. NASDAQ rules prohibit your broker or other nominee from exercising voting discretion with respect to the matters to be acted upon at the Special Meeting. Thus, you must give your broker or other nominee specific instructions in order for your common units to be voted.

How do I vote?

If you are a common unitholder of record at the close of business on the record date, you may vote your common units by proxy in advance of the Special Meeting by any of the following methods:

●	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the proxy card. Please have proxy card in hand when you log onto the website.

●	By Telephone. You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call.

●	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

If you mail in your proxy card, it must be received by the Partnership before the voting polls close at the Special Meeting.

You may also attend the Special Meeting and vote your common units in person by completing a ballot. Even if you plan to attend the Special Meeting, please vote your proxy in advance of the Special Meeting (by Internet, telephone or mail, as described above) as soon as possible so that your common units will be represented at the Special Meeting if for any reason you are unable to attend in person. Attending the Special Meeting without completing a ballot will not count as a vote.

If you are a beneficial owner of common units held in street name, you must either direct your broker or other nominee as to how to vote your common units, or obtain a “legal” proxy from your broker or other nominee to vote at the Special Meeting. Please refer to the voter instruction cards provided by your broker or other nominee for specific instructions on methods of voting.

How will my proxy vote my units?

If you properly submit your proxy and voting instructions by mail, telephone or the Internet, as applicable, your common units will be voted as you direct. If you submit your proxy by mail, telephone or the Internet, as applicable, but do not specify how you want your common units voted, they will be voted as recommended by the board of directors of our general partner. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting.

Can I vote by proxy even if I plan to attend the Special Meeting?

Yes. If you vote by proxy and decide to attend the Special Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Our general partner is sending you this proxy statement in connection with its solicitation of proxies for use at the Special Meeting. We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our proxy solicitation agent. Fees for the services of Broadridge are anticipated to be approximately $10,000. Our directors, officers and employees may also solicit proxies in person or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We are required to request that brokers, banks and other nominees that hold our common units in their names furnish our proxy materials to the beneficial owners of the common units, and we must reimburse these brokers, banks and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Can I change my vote after I have submitted my proxy?

Yes. If you own your common units in your own name, you may revoke or change your proxy at any time before your proxy is exercised by:

●	submitting written notice to the Secretary of our general partner, 500 Dallas Street, Suite 1800, Houston, Texas 77002 no later than December 4, 2015 that you are revoking your proxy or changing your vote;

●	submitting another proxy with new voting instructions by telephone, mail or the Internet voting system; or

●	attending the Special Meeting and voting your units in person.

If you are a beneficial owner of common units held in “street name” and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the Special Meeting if you obtain a “legal” proxy from your broker or other nominee.

What happens if the LTIP Proposal is approved?

We will use the Amended LTIP to reward and incentivize our employees, officers and directors and to continue to align their economic interests with the interests of our common unitholders. The Amended LTIP will be administered by a plan administrator, which is expected to be the board of directors of our general partner.

What happens if the LTIP Proposal is not approved?

After using all common units available under the Original LTIP, we would be unable to issue any further grants under such plan because NASDAQ Stock Market Rules require unitholder approval of any new equity compensation plans or any material revisions to existing plans. Without an equity compensation plan, it will be more difficult to attract and retain the services of qualified employees, officers and directors.

THE PARTNERSHIP

We are a Delaware limited partnership focused on the ownership, acquisition and development of oil and natural gas properties in North America. Our assets consist primarily of producing oil and natural gas properties and are located in Texas, Louisiana, Colorado, Wyoming, New Mexico and offshore Southern California. Most of our oil and natural gas properties are located in large, mature oil and natural gas reservoirs with well-known geologic characteristics and long-lived, predictable production profiles and modest capital requirements.

Our common units are listed on the NASDAQ Global Market under the symbol “MEMP.” Our principal executive offices are located at 500 Dallas Street, Suite 1800, Houston, Texas 77002, and our phone number is (713)  588-8300. Our website address is www.memorialpp.com.

MATTERS YOU ARE VOTING ON

Proposal 1 — Approval of the First Amendment to the Memorial Production Partners GP LLC Long-Term Incentive Plan

This proposal is to approve the First Amendment in order to approve, among other things, the increase in the maximum number of common units that may be granted as equity-based awards under the Original LTIP. The board of directors of our general partner recommends a vote “FOR” this proposal.

Proposal 2 — Approval of the Adjournment of the Special Meeting

This proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. The board of directors of our general partner recommends a vote “FOR” this proposal.

PROPOSAL 1 — LTIP PROPOSAL

The Original LTIP was initially adopted on December 14, 2011 by our general partner in connection with our initial public offering. The Original LTIP is intended to promote our interests and the interests of our general partner and each of our affiliates by providing to employees, consultants and directors incentive compensation awards based on our common units to encourage superior performance. The purpose of awards under our long-term incentive plan is to provide additional incentive compensation to eligible individuals providing services to us, and to align the economic interests of such individuals with the interests of our common unitholders. The Original LTIP is also contemplated to enhance our ability and the ability of our general partner and each of our affiliates to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business.

Reason for the Proposed First Amendment

The Original LTIP was originally adopted with 2,142,221 common units to be used in connection with grants of equity-based awards under the Original LTIP. As of September 30, 2015, only 51,108 of those common units remained available for future awards under the Original LTIP, meaning that substantially all authorized and available common units have been issued or have become subject to an outstanding award under the Original LTIP. We believe that this remaining amount may be insufficient to meet our equity compensation requirements. The board of directors of our general partner has determined that an increase in available common units is necessary to continue granting incentive and reward opportunities to eligible participants while assisting us in retaining a competitive edge in today’s volatile business environment.

On October 1, 2015, the board of directors of our general partner approved the First Amendment, which, subject to the approval of our common unitholders and the same adjustments as provided in the Original LTIP, would (i) increase the number of common units to be utilized for awards under the Amended LTIP to 5,225,000 common units; (ii) extend the term of the Amended LTIP to the 10th anniversary of the date of the First Amendment, unless earlier terminated as provided in the Amended LTIP; and (iii) prohibit any amendment to the Amended LTIP or any award granted thereunder that may have the effect of reducing the exercise price of any option or unit appreciation right, providing payment in respect of any underwater option or unit appreciation right or otherwise “repricing” an award, without unitholder approval, subject to certain exceptions.

Consequences of a Failure to Approve the Proposal

Our common unitholders are only voting to approve the First Amendment. Whether approved or not, this Proposal 1 will not affect the rights of existing award holders under the Original LTIP or any previously granted awards under the Original LTIP. However, if this Proposal 1 is not approved, we do not expect to be able to issue further meaningful or valuable equity-based incentive awards pursuant to the Original LTIP. As such awards have traditionally been a fundamental element of our compensation philosophy of “pay for performance,” and we believe that such awards further our goal of providing a long-term incentive for our service providers by motivating them to increase the value of our common units, we will be required to reevaluate our compensation program in general.

Description of the Amended LTIP

A summary description of the material features of the Amended LTIP as proposed is set forth below. The following summary does not purport to be a complete description of all the provisions of the Amended LTIP and is qualified in its entirety by reference to the Original LTIP and the First Amendment, a copy of which is attached as Exhibit A to this proxy statement, each of which is incorporated in its entirety in this proxy statement by reference. If our common unitholders approve this Proposal 1, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional units available for issuance under the Amended LTIP.

Common Units Subject to the Amended LTIP

If the First Amendment is approved by our common unitholders, the maximum number of common units, which would be subject to the same adjustments as currently provided in the Original LTIP, that may be delivered with respect to awards under the Amended LTIP will be increased to 5,225,000 common units. As of September 30, 2015, 1,392,627 common units that were previously issued under the Original LTIP remained subject to outstanding awards under the Original LTIP.

The common units to be delivered under the Amended LTIP may be units otherwise issuable by the Partnership, units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of common units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the Amended LTIP.

Administration

Like the Original LTIP, the Amended LTIP will generally be administered by our general partner’s board of directors (which is the current plan administrator) or a committee as may be appointed by the board of directors (either entity, the “plan administrator”). The plan administrator has the full authority, subject to the terms of the Amended LTIP, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Amended LTIP, to designate participants under the Amended LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

Eligibility

All employees, consultants and directors of our general partner and its affiliates that perform services for us are eligible to be selected to participate in the Amended LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the plan administrator. As of September 30, 2015, there were approximately 280 employees eligible to receive awards under the Amended LTIP.

Term of the Amended LTIP

The term of the Amended LTIP will expire on the earliest of (1) the date it is terminated by the board of directors of our general partner, (2) the date all common units available under the Amended LTIP have been paid to participants, and (3) the tenth anniversary of the date of the First Amendment.

Awards under the Amended LTIP

Like the Original LTIP, the Amended LTIP will consist of some or all of the following components: restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards.

Restricted Units

A restricted unit is a common unit that vests over a period of time, and during that time, is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. Unless otherwise provided in a participant’s award agreement, a participant generally will be entitled to receive quarterly distributions with respect to the participant’s restricted units award during the vesting period.

We intend for the restricted units under the Amended LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, it is expected that plan participants will not pay any consideration for restricted units they receive, and we will receive no remuneration for the restricted units.

Phantom Units

A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the Amended LTIP containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives.

We intend for the issuance of common units upon vesting of the phantom units under the Amended LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, it is expected that plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the common units.

Unit Options

The Amended LTIP will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options will typically have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator.

Unit Appreciation Rights

The Amended LTIP will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights will typically have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator.

Distribution Equivalent Rights

The plan administrator may, in its discretion, grant distribution equivalent rights, or DERs, in tandem with phantom unit awards or other award under the Amended LTIP. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

Other Unit-Based Awards

The Amended LTIP will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Unit Awards

The Amended LTIP will permit the grant of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual.

Other Provisions

Our general partner or one of its affiliates are authorized to withhold from any award, from any payment due or transfer made under any award or from any compensation or other amount owing to a participant, the amount (in cash, common units, or other property) of any applicable taxes payable with respect to the grant of an award, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

The board of directors of our general partner may terminate or amend the Amended LTIP or any part of the Amended LTIP at any time in any manner, including increasing the number of common units that may be granted, subject to the requirements of the securities exchange upon which the common units are listed at that time and to applicable tax and securities laws. However, without unitholder approval, subject to certain exceptions, no amendment to the Amended LTIP or any award granted thereunder may have the effect of reducing the exercise price of any option or unit appreciation right, providing payment in respect of any underwater option or unit appreciation right or otherwise “repricing” an award.

Options and unit appreciation rights are only exercisable by the participant during the participant’s lifetime, or by the person to whom the participant’s rights pass by will or the laws of descent and distribution. No award or right granted under the Amended LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the plan administrator may, in its discretion, allow a participant to transfer an option or a unit appreciation right without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the plan administrator from time to time.

Federal Income Tax Consequences

The tax consequences of awards granted under the Amended LTIP are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the Amended LTIP under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, or non-U.S. tax consequences. This section also does not discuss the effect of gift, estate, or inheritance taxes. In addition, unit options, unit appreciation rights and certain other awards that provide for a “deferral of compensation” within the meaning of Section 409A of the Code could be subject to additional taxes unless they are designed and administered to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

The federal income tax consequences to a participant vary depending upon the type of award granted under the Plan. In general, the recipient of a unit option realizes ordinary income upon exercising the option equal to the difference between the option exercise price and the fair market value on the exercise date of the units purchased. Upon the subsequent sale of any such units by the recipient, any appreciation or depreciation in the value of the units after the exercise date will be treated as a capital gain or loss for the recipient.

Generally, no taxes are due upon a grant of restricted units, phantom units, performance units or other unit-based or cash-based awards subject to vesting provisions. An award of restricted units generally becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is generally paid at ordinary income rates on the value of the restricted units when the restrictions lapse, and then at capital gain rates with respect to any further gain (or loss) when the units are sold. In the case of phantom units, performance units, and other unit-based or cash-based awards, the participant generally will have taxable ordinary income upon the delivery of units or payment of cash with respect to the award. To the extent that a participant recognizes ordinary income in the circumstances described above, the company for which the participant performs services generally will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Amended LTIP are subject to the discretion of the plan administrator and, therefore, we cannot currently determine the benefits or number of units subject to awards that may be granted in the future to eligible employees, consultants and directors under the Amended LTIP, nor can we estimate the amount or the number of units that could have been granted to the eligible individuals had the Amended LTIP been in place in the last fiscal year.

We made annual equity grants under the Original LTIP to our executive officers in 2014, which are reported in the “Grants of Plan-Based Awards” table in this proxy statement. If the Amended LTIP is approved, we anticipate making an annual equity grant for 2015 to our executive officers and certain employees under the Amended LTIP in 2016, but the amount of such grants is not determinable at this time. Such awards will be subject to vesting.

Voting Procedures

Approval of Proposal 1 requires the affirmative vote of a majority of the votes cast at the Special Meeting by our common unitholders, assuming a quorum is present. The holders of a majority of the outstanding common units represented in person or by proxy shall constitute a quorum at the Special Meeting. Your common units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of common units held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions and broker non-votes in respect of the LTIP Proposal must be greater than 50% of the total number of our outstanding common units to satisfy the quorum requirement. Approval of Proposal 1 will be achieved if votes for “for” represent greater than 50% of the votes cast at the Special Meeting by our common unitholders. Abstentions will be included in the number of common units voting and will therefore have the effect of a vote against the LTIP Proposal. Broker non-votes will not be considered entitled to vote and will therefore have no effect on the vote.

Recommendation

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT COMMON UNITHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 1. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF PROPOSAL 1.

Interest of Directors and Executive Officers in the First Amendment to the Memorial Production Partners GP LLC Long-Term Incentive Plan Long-Term Incentive Plan

The officers and employees of our general partner, its affiliates and our subsidiaries and the members of the board of directors of our general partner will be eligible to receive awards under the Amended LTIP if it is approved. In addition, the Amended LTIP provides for indemnification of the board of directors of our general partner or such committee as may be appointed by the board of directors of our general partner to administer the Amended LTIP to the fullest extent permitted by law, with respect to determinations made in connection with the Amended LTIP. Accordingly, the members of the board of directors of our general partner and the executive officers of our general partner have a substantial interest in the approval of the LTIP Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

As of September 30, 2015, the following table sets forth the beneficial ownership of our common units that are owned by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common units;

●	each director of our general partner;

●	each named executive officer of our general partner; and

●	all directors and executive officers of our general partner as a group.

Name of Beneficial Owner (1)	Common Units Beneficially Owned (2)	Percentage of Common Units Beneficially Owned (3)
Jonathan M. Clarkson	32,652	*
P. Michael Highum	20,242	*
W. Donald Brunson	16,666	*
Kenneth A. Hersh	—	—
Tony R. Weber	—	—
Scott A. Gieselman	—	—
John A. Weinzierl	609,968	*
William J. Scarff	127,360	*
Andrew J. Cozby (4)	163,153	*
Robert L. Stillwell, Jr.	70,904	*
Larry R. Forney (5)	153,626	*
Kyle N. Roane	100,656	*
Gregory M. Robbins	87,629	*
All executive officers and directors as a group (16 persons)	1,248,402	1.51%
* Less than 1.0% _________________
(1)	The address for all beneficial owners in this table is 500 Dallas Street, Suite 1800, Houston, Texas 77002.
(2)	Includes common units purchased in the directed unit program at the closing of our initial public offering as well as restricted common units awarded under the Memorial Production Partners GP LLC Long-Term Incentive Plan.
(3)	Based on 82,930,486 common units outstanding.
(4)	Mr. Cozby resigned as Vice President and Chief Financial Officer in July 2014 and currently serves as the Senior Vice President and Chief Financial Officer of Memorial Resource Development Corp., an affiliate of our general partner (“Memorial Resource”).
(5)	Mr. Forney resigned as Vice President and Chief Operating Officer in November 2014 and currently serves as the Senior Vice President and Chief Operating Officer of Memorial Resource.

Memorial Production Partners GP LLC, our general partner, owns 50% of all of our incentive distribution rights and a 0.1% general partner interest in us. The following table sets forth the approximate beneficial ownership of equity interests in our general partner.

Name of Beneficial Owner	Class A Member Interest (1)
Memorial Resource (2)(3)(4)	100.0%

___________
(1)	In December 2013, our general partner redeemed all non-voting interests owned by Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore” and, together with NGP VIII and NGP IX, the “Funds”). In consideration for this redemption, the Funds received 50% of our incentive distribution rights. Memorial Resource owns 100% of the sole member interests in our general partner, which are classified as Class A membership interests, and will be entitled to 50% of any cash distributions made or common units issued to our general partner with respect to our general partner’s 0.1% general partner interest in us.

(2)	Our general partner is controlled by Memorial Resource. MRD Holdco LLC, a holding company controlled by the Funds (“MRD Holdco”), together with a group controls Memorial Resource. MRD Holdco is controlled by NGP VIII, NGP IX and NGP IX Offshore. Mr. Hersh will share in distributions made by us with respect to interests held by our general partner in proportion to his pecuniary interests. Mr. Hersh disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in such securities. In addition, our general partner’s other non-independent directors and certain of our general partner’s executive officers have indirect financial interests in Memorial Resource and its affiliates.
(3)	NGP VIII, NGP IX and NGP IX Offshore may be deemed to share voting and dispositive power over the reported interests of MRD Holdco; thus, each of NGP VIII, NGP IX and NGP IX Offshore may also be deemed to be the beneficial owner of these interests. Each of NGP VIII, NGP IX and NGP IX Offshore disclaims beneficial ownership of such reported interests in excess of such entity’s respective pecuniary interest in such interests. G.F.W. Energy VIII, L.P., GFW VIII, L.L.C., G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to beneficially own the interests owned by MRD Holdco attributable to NGP VIII, NGP IX and NGP IX Offshore and the interests held by NGP VIII, NGP IX and NGP IX Offshore by virtue of GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII) and GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the general partner of NGP IX and NGP IX Offshore). Kenneth A. Hersh, one of our general partner’s directors and an Authorized Member of each of GFW VIII, L.L.C. and GFW IX, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of the interests held by NGP VIII, NGP IX and NGP IX Offshore. Mr. Hersh does not own directly any interests in our general partner.
(4)	The address for NGP VIII, NGP IX and NGP IX Offshore is 5221 N. O’Connor Boulevard, Suite 1100, Irving, Texas 75039.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by security holders (1):
Long-Term Incentive Plan	—	—	746,611

(1)	Our general partner adopted the Memorial Production Partners GP LLC Long-Term Incentive Plan in December 2011 in connection with the completion of our initial public offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

All of our general partner’s executive officers and other personnel necessary for our business to function are employed and compensated by our general partner or Memorial Resource, in each case subject to reimbursement by us. Memorial Resource currently manages our operations and activities, and makes certain compensation decisions on our behalf, under the omnibus agreement. The compensation for all of our general partner’s executive officers is paid by Memorial Resource, and we reimburse Memorial Resource for costs and expenses incurred for our benefit or on our behalf pursuant to the terms of the omnibus agreement.

Responsibility and authority for compensation-related decisions for executive officers and other personnel employed by our general partner resides with our general partner. Responsibility and authority for compensation-related decisions for executive officers and other personnel that are employed by Memorial Resource reside with Memorial Resource. Our general partner’s executive officers manage our business as part of the service provided by Memorial Resource under the omnibus agreement, and the compensation for all of our general partner’s executive officers is indirectly paid by our general partner through reimbursements to Memorial Resource. All determinations with respect to awards made under the Amended LTIP to executive officers of our general partner and of Memorial Resource are made by the board of directors of our general partner, following the recommendation of Memorial Resource.

Some of our general partner’s named executive officers are also executive officers of Memorial Resource, and we expect that our general partner’s named executive officers will devote a significant portion of their total business time to Memorial Resource and its operations. Compensation paid or awarded by us with respect to our general partner’s named executive officers reflects only the portion of Memorial Resource’s compensation expense allocated to us by Memorial Resource under the omnibus agreement. Memorial Resource has the ultimate decision-making authority with respect to the total compensation of its employees, including our general partner’s named executive officers, and (subject to the terms of the omnibus agreement) with respect to the portion of that compensation that is allocated to us. Any such compensation decision is not subject to any approval by the board of directors of our general partner.

Our general partner’s “named executive officers” for 2014 were:

Name	Principal Position
John A. Weinzierl	Chief Executive Officer and Chairman
William J. Scarff	President
Andrew J. Cozby	Former Vice President and Chief Financial Officer
Robert L. Stillwell	Vice President and Chief Financial Officer
Larry R. Forney	Former Vice President and Chief Operating Officer
Kyle N. Roane	Senior Vice President, Compliance and Administration
Gregory M. Robbins	Senior Vice President, Corporate Development

Our Compensation Philosophy

Memorial Resource employs a compensation philosophy that emphasizes pay-for-performance (primarily, insofar as it relates to our partnership, the ability to generate stable cash flows allowing us to make quarterly distributions to common unitholders) based on a combination of our partnership’s performance and the individual’s impact on our partnership’s performance and placing the majority of each officer’s compensation at risk. We believe this pay-for-performance approach generally aligns the interests of executive officers who provide services to us with that of our common unitholders, and at the same time enables us to maintain a lower level of base salary overhead in the event our operating and financial performance fails to meet expectations. Memorial Resource designs our general partner’s executive compensation to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our common unitholders, and to reward success in reaching such goals.

Compensation Setting Process

The portion of our general partner’s named executive officers’ salaries and bonuses incurred by Memorial Resource that was allocated to us, as reflected in the Summary Compensation Table below, was based on estimated time spent on each entity for 2014, on production for 2013 and on a reserve basis methodology for 2012. Memorial Resource has designed a compensation program that emphasizes pay-for-performance. Our general partner’s Chief Executive Officer provides periodic recommendations to Memorial Resource regarding the compensation of our general partner’s other named executive officers.

In the future as part of the compensation setting process, Memorial Resource may: (i) examine the compensation practices of our peer companies, (ii) review compensation information from the oil and gas industry generally to the extent we compete for executive talent from a broader group than our selected peer companies, (iii) review and participate in relevant compensation surveys and (iv) retain compensation consultants.

Elements of Executive Compensation

There are three primary elements of compensation that are used in our general partner’s executive compensation program—base salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to base salary) represent the performance driven elements of the compensation program. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses will reflect their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals’ long-term incentive awards will be based on their expected contribution in respect of longer term performance objectives. Incentive compensation in respect of services provided to us will not be tied in any material way to the performance of entities other than us and our subsidiaries. Specifically, any performance metrics will not be tied to the performance of Memorial Resource, the Funds or any other affiliate of Natural Gas Partners (“NGP”).

Although we bear an allocated portion of the costs of compensation and benefits provided to the Memorial Resource employees who serve as our general partner’s named executive officers, we have no control over such costs, and we will not establish or direct the compensation policies or practices of Memorial Resource. Each of these executive officers continues to perform services for our general partner, as well as for Memorial Resource and its affiliates.

Base Salary. We believe the base salaries for our general partner’s named executive officers are generally competitive within the master limited partnership market, but are moderate relative to base salaries paid by companies with which we compete for similar executive talent across the broad spectrum of the energy industry. We do not expect automatic annual adjustments to be made to base salary. Memorial Resource reviews the base salaries on an annual basis and may make adjustments as necessary to maintain a competitive executive compensation structure. As part of its review, Memorial Resource may examine the compensation of executive officers in similar positions with similar responsibilities at peer companies identified by Memorial Resource or the board of directors of our general partner or at companies within the oil and gas industry with which we generally compete for executive talent.

Bonus Awards. Annual bonus awards are discretionary and determined based on financial and individual performance. Memorial Resource reviews bonus awards for our general partner’s named executive officers annually to determine award payments for the current fiscal year, as well as to establish award opportunities for the next fiscal year. At the end of each fiscal year, Memorial Resource meets with each executive officer to discuss our performance goals for the upcoming fiscal year and what each executive officer is expected to contribute to help us achieve those performance goals. The determination of specific individuals’ cash bonuses will reflect their relative contribution to achieving or exceeding annual goals.

Long Term Incentive Compensation. Our general partner adopted the Memorial Production Partners GP LLC Long-Term Incentive Plan (our “LTIP”) for employees, officers, consultants and directors of our general partner and any of its affiliates, including Memorial Resource, who perform services for us. Each of our general partner’s named executive officers is eligible to participate in our LTIP. Memorial Resource determines the overall amount of all long-term equity incentive compensation to be granted annually for its employees (including the officers of our general partner). The portion of that compensation to be granted under our LTIP will be granted by our general partner’s board of directors following the recommendation of Memorial Resource. Our LTIP is administered by a plan administrator, which is currently the board of directors of our general partner.

Our LTIP allows for the grant of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under our LTIP is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our common unitholders. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

During the year ended December 31, 2014, our general partner’s named executive officers and independent directors were granted awards of restricted common units as indicated in the following table:

Aggregate Number
Award Recipient	of Restricted Units
John A. Weinzierl	125,168
William J. Scarff	89,405
Andrew J. Cozby (1)	58,114
Robert L. Stillwell, Jr.	11,176
Larry R. Forney (2)	58,114
Kyle N. Roane	40,232
Gregory M. Robbins	40,232
Jonathan M. Clarkson	4,548
P. Michael Highum	4,548
Robert A. Innamorati (3)	4,548

(1)	Mr. Cozby resigned as our Vice President and Chief Financial Officer in July 2014 and is currently serving as the Senior Vice President and Chief Financial Officer of Memorial Resource.
(2)	Mr. Forney resigned as our Vice President and Chief Operating Officer in November 2014 and is currently serving as the Senior Vice President and Chief Operating Officer of Memorial Resource.
(3)	Mr. Innamorati served as an independent director for us through November 2014.

The board of directors of our general partner determines any awards made under our LTIP. With regard to the awards made during 2014, the board of directors of our general partner took a number of factors into account, including:

●	the financial and operational performance of the Partnership for 2013 through May 2014 (including significant increases in proved reserves, average daily production and Adjusted EBITDA);

●	the significant number of transactions completed by the Partnership and integration of assets acquired in 2013 through May 2014 (including eight acquisitions and three public equity offerings);

●	the significant demand in Houston and worldwide for experienced oil and gas executives;

●	the significant demand in Houston and elsewhere for experienced MLP executives;

●	information gathered by the board of directors of our general partner regarding compensation paid to executives at other MLPs and other public oil and gas production companies; and

●	the board of directors’ impression of the performance of the individual executives.

For any subsequent year, the board of directors of our general partner may take some or all of these factors into account, and may also consider other factors that it deems relevant at the time of determination.

On January 9, 2015, certain of our general partner’s executive officers and independent directors were granted awards of restricted common units, as indicated in the following table:

	Vesting	Aggregate Number
Award Recipient	Period	of Restricted Units
John A. Weinzierl (1)	3 years	11,327
Christopher S. Cooper	3 years	33,981
Jonathan M. Clarkson	1 year	8,091
P. Michael Highum	1 year	8,091
W. Donald Brunson	1 year	8,091

(1)	The grant of restricted common units to Mr. Weinzierl was in lieu of his annual cash bonus for 2014.

On May 29, 2015, certain of our general partner’s executive officers were granted annual equity awards of restricted common units, which vest in substantially equal one-third (1/3) increments over three years, as indicated in the following table:

Award Recipient	Aggregate Number of Restricted Units
John A. Weinzierl	53,548
William J. Scarff	38,487
Robert L. Stillwell, Jr.	50,201
Christopher S. Cooper	25,100
Kyle N. Roane	21,754
Gregory M. Robbins	21,754
Patrick T. Nguyen	25,100

The awards were made pursuant to our LTIP and restricted unit agreements between our general partner and each award recipient. The awards are subject to restrictions on transferability and a substantial risk of forfeiture and are intended to retain and motivate members of our general partner’s management. Award recipients have all the rights of a unitholder in us with respect to the restricted units, including the right to receive distributions thereon if and when distributions are made by us to our unitholders. The restricted units vest and the forfeiture restrictions will generally lapse in substantially equal one-third increments on the first, second, and third anniversaries of the date of grant (except with respect to the awards to our independent directors), so long as the award recipient remains in continuous service with our general partner and its affiliates.

If an award recipient’s service with our general partner or its affiliates is terminated prior to full vesting of the restricted units for any reason, then the award recipient will forfeit all unvested restricted units, except that, if an award recipient’s service is terminated either by our general partner (or an affiliate) without “cause” or by the award recipient for “good reason” (as such terms are defined in the restricted unit agreement) within one year following the occurrence of a change of control, all unvested restricted units will become immediately vested in full. If an award recipient’s service with our general partner or its affiliates is terminated by (i) our general partner with “cause” or (ii) by the award recipient’s resignation and engagement in “Competition” (as such term is defined in the restricted unit agreement) prior to full vesting of the restricted units, then our general partner has the right, but not the obligation, to repurchase the restricted units at a price per restricted unit equal to the lesser of (x) the fair market value of such restricted unit as of the date of the repurchase and (y) the price paid by the award recipient for such restricted unit.

Severance and Change in Control Benefits. We do not provide any severance or change of control benefits to our general partner’s executive officers.

Other Benefits. Memorial Resource does not maintain a defined benefit pension plan for its executive officers, because it believes such plans primarily reward longevity rather than performance. Memorial Resource provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. Memorial Resource employees who provide services to us under the omnibus agreement will be entitled to the same basic benefits.

Compensation Committee Report

The board of directors of our general partner does not have a compensation committee. The board of directors of our general partner has reviewed and discussed the Compensation Discussion and Analysis set forth above. Based on this review and discussion, the board of directors of our general partner has approved the Compensation Discussion and Analysis for inclusion in this proxy statement.

The board of directors of Memorial Production Partners GP LLC
John A. Weinzierl
W. Donald Brunson
Jonathan M. Clarkson
Scott A. Gieselman
Kenneth A. Hersh
P. Michael Highum
Tony R. Weber

Employment Agreements

Neither Memorial Resource nor our general partner has entered, or currently intends to enter, into any employment agreements with any of our named executive officers, other than change of control agreements.

Deductibility of Compensation

We believe that the compensation paid to our general partner’s named executive officers is generally fully deductible for federal income tax purposes. We are a limited partnership, and we do not meet the definition of a “corporation” subject to deduction limitations under Section 162(m) of the Code. Accordingly, such limitations do not apply to compensation paid to our general partner’s named executive officers.

Relation of Compensation Policies and Practices to Risk Management

Memorial Resource’s compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach performance thresholds that qualify them for additional compensation.

From a risk management perspective, our policy is to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our projects and acquisitions relative to expectations.

We expect our compensation arrangements to contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of our risk management policies and practices or of our Code of Business Conduct and Ethics.

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table includes the compensation earned by our general partner’s named executive officers and allocated to us by Memorial Resource for the years ended December 31, 2014, 2013 and 2012.

					All Other
Name and Position	Year	Salary	Bonus	Equity Awards (5)	Compensation (6)	Total
John A. Weinzierl	2014	$165,000	$—	$2,800,008	$468,106	$3,433,114
(Chief Executive Officer and Chairman) (1) (7)	2013	83,152	285,313	2,249,996	320,292	2,938,753
	2012	16,000	—	2,500,735	195,039	2,711,774

William J. Scarff	2014	$153,542	$176,458	$1,999,990	$108,250	$2,438,240
(President)

Andrew J. Cozby	2014	$165,000	$154,000	$1,300,010	$226,960	$1,845,970
(Former Vice President and Chief Financial Officer) (2)	2013	110,869	142,656	1,207,885	137,175	1,598,585
	2012	40,000	23,738	703,661	51,197	818,596

Robert L. Stillwell, Jr.	2014	$123,750	$96,250	$250,007	$44,830	$514,837
(Vice President and Chief Financial Officer) (2)

Larry R. Forney	2014	$165,000	$154,000	$1,300,010	$221,113	$1,840,123
(Former Vice President and Chief Operating Officer) (3)	2013	110,869	142,656	1,231,255	125,215	1,609,995
	2012	40,000	20,000	508,088	35,882	603,970

Kyle N. Roane	2014	$165,000	$143,000	$899,990	$139,043	$1,347,033
(Senior Vice President, Compliance and Administration) (4)	2013	110,869	71,328	815,625	61,570	1,059,392

Gregory M. Robbins	2014	$165,000	$143,000	$899,990	$142,498	$1,350,488
(Senior Vice President, Corporate Development)	2013	110,869	71,328	812,509	70,557	1,065,263
	2012	32,000	8,000	192,238	16,289	248,527

(1)	Mr. Weinzierl also served as President from April 2011 until January 2014.
(2)	Mr. Cozby resigned as Vice President and Chief Financial Officer in July 2014 and is currently serving as the Senior Vice President and Chief Financial Officer of Memorial Resource. Mr. Stillwell was appointed Vice President, Finance in July 2014 and appointed to Vice President and Chief Financial Officer in January 2015. Mr. Stillwell became a named executive officer in 2014.
(3)	Mr. Forney resigned as Vice President and Chief Operating Officer in November 2014 and is currently serving as the Senior Vice President and Chief Operating Officer of Memorial Resource.
(4)	Mr. Roane served as Senior Vice President, General Counsel and Secretary from November 2014 until July 2015, Vice President, General Counsel and Corporate Secretary from January 2014 to November 2014, and General Counsel and Corporate Secretary in 2013.
(5)	Reflects the aggregate grant date fair value of restricted unit awards granted under the LTIP calculated by multiplying the number of restricted units granted to each executive by the closing price of our common units on the date of grant. For information about assumptions made in the valuation of these awards, see Note 11 of the Notes to Consolidated and Combined Financial Statements included under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(6)	Amounts include (i) matching contributions to underfunded, qualified, defined contribution retirement plans, (ii) quarterly distributions paid on LTIP awards, (iii) the dollar value of life insurance premiums paid on behalf of the officer and (iv) the dollar value of short and long term disability insurance premiums paid on behalf the officer.
(7)	Mr. Weinzierl was awarded a grant of 11,327 restricted units on January 9, 2015 in lieu of his cash bonus for 2014. The grant date fair value of such award is determined by multiplying the number of restricted units granted by the closing price of common units on the date of grant of $15.45 per unit. The value of this award has been excluded from the table above as the award was granted subsequent to fiscal year 2014.

The following supplemental table presents the components of “All Other Compensation” for each named executive officer for the year ended December 31, 2014:

	Quarterly
	Distributions		Total
	Paid On		All Other
Name	LTIP Awards	Other	Compensation
John A. Weinzierl	$458,156	$9,950	$468,106
William J. Scarff	98,346	9,904	108,250
Andrew J. Cozby	217,010	9,950	226,960
Robert L. Stillwell, Jr.	34,880	9,950	44,830
Larry R. Forney	211,163	9,950	221,113
Kyle N. Roane	129,093	9,950	139,043
Gregory M. Robbins	132,548	9,950	142,498

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers in 2014.

		All Other Equity Awards: Number of Restricted	Grant Date Fair Value of Unit and Option
		Units	Awards
Name	Grant Date	(#) (1)	($) (2)
John A. Weinzierl	05/30/14	125,168	2,800,008
William J. Scarff	05/30/14	89,405	1,999,990
Andrew J. Cozby	05/30/14	58,114	1,300,010
Robert L. Stillwell, Jr.	05/30/14	11,176	250,007
Larry R. Forney	05/30/14	58,114	1,300,010
Kyle N. Roane	05/30/14	40,232	899,990
Gregory M. Robbins	05/30/14	40,232	899,990

(1)	Represents the amount of restricted common units awarded to our named executive officers under the LTIP, none of which are tied to performance based criteria.
(2)	Reflects the aggregate grant date fair value of restricted unit awards granted under the LTIP calculated by multiplying the number of restricted units granted to each executive by the closing price of our common units on the date of grant.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014.

		Restricted Common
		Unit Awards
		Number of Units	Market Value of
		That Have	Units That Have
	Vesting	Not Vested	Not Vested
Name	Date (1)	(#)	($) (2)
John A. Weinzierl	Various	249,928	3,646,450
William J. Scarff	Various	89,405	1,304,419
Andrew J. Cozby	Various	114,027	1,663,654
Robert L. Stillwell, Jr.	Various	18,956	276,568
Larry R. Forney	Various	111,369	1,624,874
Kyle N. Roane	Various	70,855	1,033,774
Gregory M. Robbins	Various	72,596	1,059,176

(1)	One-third vests on the first, second, and third anniversaries of each date of grant. Of the 727,136 non-vested restricted common unit awards presented in the table, approximately 330,176 vest in 2015, 256,147 vest in 2016 and 140,813 vest in 2017. There were 57,012 restricted common units that vested on January 9, 2015.
(2)	Amounts derived by multiplying the total number of restricted common unit awards outstanding for each named executive officer by the closing price of our common units at December 31, 2014 of $14.59 per unit.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to equity-based awards held by our named executive officers, which vested in 2014.

		Restricted Common Unit Awards
Name	Vesting Date (1)	Number of Units That Have Vested	Unit Price On Vesting Date	Market Value of Units That Have Vested
		(#) (2)		($) (3)

John A. Weinzierl	01/09/14	43,070	$21.99	947,109
	05/31/14	41,817	$22.37	935,446

Andrew J. Cozby	01/09/14	7,161	$21.99	157,470
	05/31/14	27,342	$22.37	611,641

Robert L. Stillwell, Jr.	05/31/14	3,350	$22.37	74,940
	08/31/14	1,082	$23.40	25,319

Larry R. Forney	01/09/14	4,077	$21.99	89,653
	05/31/14	27,342	$22.37	611,641

Kyle N. Roane	01/09/14	284	$21.99	6,245
	05/31/14	15,879	$22.37	355,213

Gregory M. Robbins	01/09/14	2,420	$21.99	53,216
	05/31/14	15,538	$22.37	347,585

(1)	One-third vests on the first, second, and third anniversaries of each date of grant. There were 57,012 restricted common units that vested on January 9, 2015.
(2)	Represents gross vesting amounts prior to any units withheld for taxes.
(3)	Amounts derived by multiplying the total number of restricted common unit awards outstanding for each named executive officer by the closing price of our common units on the respective vesting date.

Pension Benefits

Currently, our general partner does not, and does not intend to, provide pension benefits to our general partner’s named executive officers. Memorial Resource may revisit this policy in the future.

Nonqualified Deferred Compensation

Currently, our general partner does not, and does not intend to, sponsor or adopt a nonqualified deferred compensation plan. Memorial Resource may revisit this policy in the future.

Potential Payments Upon Termination or Change in Control

Awards under our LTIP may vest and/or become exercisable, as applicable, upon a “change of control” of us or our general partner, as determined by the plan administrator. Under our LTIP, a “change of control” will be deemed to have occurred upon one or more of the following events (i) the directors of Memorial Resource appointed by the Funds or their affiliates do not constitute a majority of the board of directors of Memorial Resource; (ii) Memorial Resource, the Funds or any of their affiliates do not have the right to appoint or nominate a majority of the board of directors of our general partner; (iii) the members of our general partner approve and implement, in one or a series of transactions, a plan of complete liquidation of our general partner; (iv) the sale or other disposition by our general partner of all or substantially all of its assets in one or more transactions to any person or entity other than our general partner or an affiliate of our general partner or the Funds; or (v) a person or entity other than our general partner or an affiliate of our general partner or the Funds becomes the general partner of us. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

The following table quantifies our best estimates as to the amounts that each of our named executive officers would be entitled to receive upon a change of control, as applicable, assuming that such event occurred on December 31, 2014 and using our closing common unit price on such date of $14.59. The precise amount that each of our named executive officers would receive cannot be determined with any certainty until a change of control has occurred. Therefore, such amounts should be considered “forward-looking statements.”

Occurrence of a
Name	Change of Control
John A. Weinzierl	$3,646,450
William J. Scarff	1,304,419
Andrew J. Cozby	1,663,654
Robert. L. Stillwell, Jr.	276,568
Larry R. Forney	1,624,874
Kyle N. Roane	1,033,774
Gregory M. Robbins	1,059,176

Director Compensation

Officers or employees of our general partner or its affiliates, including Memorial Resource, the Funds and NGP, who also serve as directors of our general partner do not receive additional compensation for their service as a director of our general partner. Each director who is not an officer or employee of our general partner or its affiliates receives compensation as a “non-employee director” for attending meetings of the board of directors, as well as committee meetings. The following table presents information regarding compensation paid to the independent directors of our general partner during the year ended December 31, 2014.

	Fees Earned	Restricted	All Other
	or Paid in Cash	Unit Awards	Compensation	Total
Name	($)	($)(3)	(4)	($)
Jonathan M. Clarkson (1)	$107,500	$100,011	$18,425	$225,936
P. Michael Highum	100,000	100,011	19,135	219,146
Robert A. Innamorati (2)	91,667	100,011	17,602	209,280
W. Donald Brunson (2)	8,333	—	—	8,333

(1)	Serves as chairman of the audit committee.
(2)	Mr. Innamorati served as an independent director for us through November 2014. Mr. Innamorati has been serving as an independent director of Memorial Resource since June 2014. Mr. Brunson began serving as an independent director in December 2014.
(3)	Reflects the aggregate grant date fair value of restricted common unit awards granted under the LTIP calculated by multiplying the number of restricted common units granted to each director by the closing price of our common units on the date of grant ($21.99 with respect to the grants made to Messrs. Clarkson, Highum and Innamorati on January 9, 2014). For information about assumptions made in the valuation of these awards, see Note 11 of the Notes to Consolidated and Combined Financial Statements included under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014. At December 31, 2014, Messrs. Clarkson and Highum had 8,375 and 8,405 restricted units outstanding, respectively. Mr. Brunson did not have any restricted units outstanding at December 31, 2014.
(4)	Represents quarterly distribution paid on LTIP awards.

For 2015, the following compensation has been approved for the non-employee directors:

●	an annual retainer of $125,000 for each director payable quarterly in arrears;

●	an annual equity grant under our LTIP of $125,000 of restricted units based on the price per common unit on the date of grant, which will vest one year from the date of grant; and

●	an annual retainer of $7,500 for the chairman of the audit committee.

In addition, non-employee directors are reimbursed for all out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director is fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Committee Interlocks and Insider Participation

As a limited partnership, we are not required by NASDAQ to establish a compensation committee. Although the board of directors of our general partner does not currently intend to establish a compensation committee, it may do so in the future.

PROPOSAL 2 — APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our common unitholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Amended LTIP, which we refer to as the Adjournment Proposal. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to adopt the Amended LTIP. If our common unitholders approve the Adjournment Proposal, we may adjourn the Special Meeting and use the additional time to solicit additional proxies, including proxies from our common unitholders who have previously voted against adoption of the Amended LTIP.

Voting Procedures

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the Special Meeting by our common unitholders, assuming a quorum is present. Your common units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of common units held in street name, have submitted a properly executed proxy. In the absence of a quorum, the Special Meeting may be adjourned by the affirmative vote of holders of a majority of the outstanding common units entitled to vote at the Special Meeting (including outstanding common units deemed owned by the general partner) represented either in person or by proxy.

Recommendation

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT COMMON UNITHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 2. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF PROPOSAL 2.

UNITHOLDER PROPOSALS

No Unitholder Proposals

Your common units do not entitle you to make proposals at the Special Meeting. Under the First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP (the “partnership agreement”), only our general partner can make a proposal at this meeting. The partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our common unitholders with respect to Proposals 1 and 2.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our website is located at http://www.memorialpp.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: 500 Dallas Street, Suite 1800, Houston, Texas 77002, Attention: Investor Relations, (713) 588-8350.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Unitholders to be held on December 4, 2015. You are requested to cast your proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Notice of Internet Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

*****

Exhibit A

FIRST AMENDMENT TO

MEMORIAL PRODUCTION PARTNERS GP LLC

LONG-TERM INCENTIVE PLAN

The Board of Directors (the “Board”) of Memorial Production Partners GP LLC (the “Company”), a Delaware limited liability company and the general partner of Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), approved this First Amendment to the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “Plan”) on October 1, 2015, to be effective as of the date that this First Amendment is approved by the common unitholders of the Partnership.

WHEREAS, the Board previously approved and adopted the Plan pursuant to which, among other things, the employees, consultants, officers and directors of the Company and its affiliates (each, a “Participant” and, collectively, “Participants”) are eligible to receive incentive compensation awards based on common units representing limited partner interests in the Partnership (“Units”).

WHEREAS, the Board has determined that there are no longer sufficient Units available for issuance under the Plan to meet the needs for future grants during the coming years.

WHEREAS, the Board desires to amend the Plan to increase the number of Units available for issuance thereunder to 5,225,000, subject to adjustment under the Plan, so that the Company may continue to grant incentive and reward opportunities to Participants under the Plan.

WHEREAS, pursuant to Section 7 of the Plan, the Board may amend the Plan at any time.

WHEREAS, except as expressly provided below, the Plan remains in full force and effect.

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 2 of the Plan is hereby amended as follows:

(i)         A new definition of “First Amendment” shall be added in appropriate alphabetical order as follows:

“First Amendment” means the First Amendment to the Plan, effective as of the date that such First Amendment is approved by the common unitholders of the Partnership.

(ii)         The definition of “Partnership IPO” in paragraph (t) shall be deleted in its entirety.

2.	Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered with respect to Awards under the Plan shall be 5,225,000; provided, however, that Units withheld from an Award to either satisfy the Partnership’s or any Affiliate of the Partnership’s tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

3.	Section 7(b) of the Plan is hereby deleted in its entirety and replaced with the following:

Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant. Notwithstanding the foregoing, the Board may amend the Plan or an Award to cause such Award to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or any other applicable law. Notwithstanding anything in the Plan or an Award Agreement to the contrary, without unitholder approval, other than pursuant to Section 7(c), (i) no amendment or modification may reduce the exercise price of any Option or any Unit Appreciation Right, (ii) the Committee may not cancel any outstanding Option or Unit Appreciation Right and replace it with a new Option or Unit Appreciation Right, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Units are listed or quoted.

4.	Section 9 of the Plan is hereby deleted in its entirety and replaced with the following:

Term of the Plan. The Plan was effective on December 14, 2011. The Plan, as amended by the First Amendment, shall continue until the earliest of (i) the date terminated by the Board, (ii) all Units available under the Plan, as amended by the First Amendment, have been paid to Participants, or (iii) the 10th anniversary of the effective date of the First Amendment. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, however, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

MEMORIAL PRODUCTION PARTNERS LP 500 DALLAS STREET, SUITE 1800 HOUSTON, TEXAS 77002

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Memorial Production Partners LP in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M96851-S37906	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEMORIAL PRODUCTION PARTNERS LP

The Board of Directors recommends you vote “FOR” Proposals 1 and 2.	For	Against	Abstain

1.

Approval of the First Amendment to the Memorial Production Partners GP LLC Long-Term Incentive Plan (“LTIP”) - This proposal is to approve the First Amendment which, among other things, increases the maximum number of common units that may be granted as equity-based awards under the LTIP to 5,225,000 common units. The Board of Directors recommends a vote “FOR” this proposal.

	☐	☐	☐

2.

Approval of the Adjournment of the Special Meeting - This proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. The Board of Directors recommends a vote “FOR” this proposal.

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting and Proxy Statement are available free of charge at www.proxyvote.com.

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M96852-S37906

MEMORIAL PRODUCTION PARTNERS LP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MEMORIAL PRODUCTION PARTNERS GP LLC

SPECIAL MEETING OF UNITHOLDERS

DECEMBER 4, 2015

The undersigned hereby appoint(s) John A. Weinzierl, Kyle N. Roane and Jason M. Childress and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the common units of Memorial Production Partners LP that the undersigned is entitled to vote at the Special Meeting of Unitholders to be held at 9:00 a.m., Central Time, on December 4, 2015, at the Doubletree Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002, and any adjournment or postponement thereof.

The common units will be voted as directed on this proxy. If this card is signed and no direction is given for any item, it will be voted “FOR” Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

_________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)